Exhibit 99.1

FOR IMMEDIATE RELEASE November 8, 2012	Investor and Media Contact: Whitney Finch Vice President of Investor Relations 813.421.7694 wfinch@walterinvestment.com

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES STRONG

THIRD QUARTER FINANCIAL AND OPERATIONAL RESULTS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE MKT: WAC) (“Walter Investment” or the “Company”) today announced highlights and results for the quarter ended September 30, 2012.

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Pro Forma Adjusted EBITDA for the quarter was $60.3 million, driven primarily by strong incentive and performance fees and lower servicing expenses due to a reduction in costs for adjustments made to certain contracts to reflect current market conditions. GAAP net income for the third quarter was $6.4 million, or $0.21 per diluted share. GAAP results for the third quarter also reflected strong incentive and performance fees and the reduction in servicing expenses, as well as gains on fair value primarily related to the non-residual trusts.

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Core earnings for the third quarter increased to $22.1 million after taxes, or $0.75 per diluted share. This compares to $16.7 million, or $0.59 per diluted share, reported in the third quarter of 2011.

•

Strong earnings and cash flow continued to drive rapid amortization of debt and a reduction in leverage. During the third quarter, the Company reduced corporate debt by $21.5 million and decreased its leverage ratio from 3.17x to 2.98x.

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On September 4, 2012 the Company announced it had entered into a definitive agreement to purchase Reverse Mortgage Solutions, Inc. (“RMS”), the preeminent originations and servicing platform in the reverse mortgage space. The acquisition was completed on November 1, 2012.

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The Company also announced that it had been awarded its second delinquency flow program and received an initial transfer of over 13,000 accounts with a UPB in excess of $2 billion under this program on November 1, 2012. Together with the first delinquency flow program announced in June, it is anticipated these programs will add an average of approximately 10,000 units per month over their term.

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On October 23, 2012, the Company completed its concurrent offerings of common stock and convertible senior subordinated notes. The common stock offering raised net proceeds of $276.1 million, while the convertible senior subordinated notes offering raised net proceeds of $280.4 million, in both cases after the underwriters exercised in full their option to purchase additional shares or notes. The proceeds of the common stock offering were used to partially fund the acquisition of RMS, improve the Company’s liquidity in anticipation of potential growth opportunities, including acquisitions, and for general corporate purposes. The proceeds from the convertible senior subordinated notes offering were used to pay down Walter Investment’s existing $265 million second lien term loan facility and to pay related fees, expenses and premiums.

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On October 24, 2012, Walter Investment announced that it was jointly awarded, with Ocwen Loan Servicing, the highest and best bid for the mortgage servicing and origination platform assets of Residential Capital, LLC (“ResCap”). The Company’s portion of the bid, which approximated $540 million, provides for Walter Investment to acquire approximately $50.4 billion of Fannie Mae MSRs, $183 million of related advances, and the ResCap originations and capital markets platforms. The final purchase price is subject to downward adjustment to reflect an expected decline in the amount of MSRs and related advances to be acquired between the bid date and the closing date. The acquisition, which is subject to U.S. Bankruptcy Court approval and the satisfaction of customary conditions to close, is expected to close in the first quarter of 2013.

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On October 26, 2012, the Company announced it had engaged Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc. to assist it with the arrangement of a senior secured first lien term loan facility in the aggregate principal amount of up to $600 million and a senior secured revolving credit facility in the aggregate principal amount of up to $100 million. The Company intends to use the proceeds of these borrowings to repay all indebtedness outstanding under its existing first lien term loan, to pay related transaction costs and expenses, for working capital, for potential growth opportunities, including acquisitions, and for general corporate purposes.

“We continue to produce strong financial and operational performance even as we make great progress towards achieving our long-term growth objectives,” stated Mark J. O’Brien, Walter Investment’s Chairman and CEO. “The opportunities in our pipeline have accelerated, and we believe the capital initiatives undertaken in October have positioned us extremely well to capitalize on those opportunities. We are very positive about the high quality prospects in our pipeline, especially those in the exclusive portion of that pipeline. We intend to continue to pursue those opportunities that we feel are the best fit for our platform and which meet our internal return thresholds. The recent acquisition of RMS and the announced acquisition of the ResCap Fannie Mae MSR portfolio and originations platform are great examples of these types of opportunities.”

In addition to results for the third quarter, the Company also provided additional information on its business development activities and outlook for the remainder of 2012.

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The Company’s pipeline of business development opportunities continues to include a mix of subservicing, MSR acquisition and servicing platform opportunities and totals in excess of $500 billion of UPB. Included in this pipeline are portfolios for which we are in exclusive negotiations with a UPB in excess of $110 billion. This exclusive portion of the pipeline includes the approximately $50 billion of Fannie Mae ResCap MSRs which we anticipate will be confirmed at the ResCap Bankruptcy Court confirmation hearing scheduled for November 19. The exclusive pipeline also includes opportunities in excess of $40 billion in UPB which represent subservicing opportunities.

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Based on continued strong operating results and expectations for the Company’s other initiatives and business development opportunities, the Company continues to expect its 2012 Pro Forma Adjusted EBITDA to be at or above the mid-point of the range of previously provided guidance of $225 to $240 million.

Third Quarter 2012 Financial and Operating Highlights

The Company’s GAAP net income for the third quarter of 2012 was $6.4 million, or $0.21 per diluted share. This compares to a net loss of $65.5 million, or $2.30 per diluted share in the third quarter of last year. The results for the prior year included a charge included in tax expense of $63.5 million related to the Company no longer qualifying as a REIT.

Core earnings after taxes for the third quarter of 2012 was $22.1 million, or $0.75 per diluted share, compared to $16.7 million, or $0.59 per diluted share, in the third quarter of 2011. The improvement in results from the prior year was due to increased revenues from new business additions, principally the new portfolios added in the last four months of 2011. This and other new business more than offset normalized portfolio runoff. Total accounts serviced were approximately 970,000 with a UPB of $78.6 billion as of September 30, 2012. These amounts do not reflect the recently announced acquisitions of RMS and ResCap.

Total revenue for the third quarter was $160.8 million, an increase of $8.9 million compared to $151.9 million in the year-ago period. Higher servicing revenues and fees were from growth in the UPB serviced and increased incentive and performance fees, partially offset by lower interest income on the legacy Walter portfolio, which is in runoff. Results for the current quarter reflect $101.0 million of servicing revenue and fees, $17.3 million of insurance revenue and $4.4 million of other income.

Total expense was $153.3 million in the third quarter, down slightly from the year ago period. Higher costs associated with the increase in accounts serviced and a higher provision for losses were offset by lower interest expense and decreased depreciation and amortization expense.

Walter Investment ended the quarter with liquidity of $128.2 million, including cash of $38.5 million and availability on its revolver of $89.7 million. Payments of $21.6 million were made to reduce outstanding Company indebtedness during the quarter. Since the closing of the acquisition of Green Tree, Company indebtedness has been reduced by a total of $111.1 million, or $3.80 per diluted share.

Segments

The results of the Company’s segments are presented in the narrative below:

Servicing

The Servicing segment generated revenue of $96.9 million in the third quarter, which included $71.1 million of servicing fees, $15.7 million of incentive and performance based fees and $9.7 million of ancillary and other fees. Expense for the Servicing segment was $78.5 million, which included $20.4 million of depreciation and amortization expense. The segment generated income before income taxes of $18.1 million and core earnings before income taxes of $36.7 million for the quarter ended September 30, 2012. This compares to income before income taxes of $11.6 million and core earnings before income taxes of $31.0 million in the third quarter of 2011. The improvement over the prior year was driven by a $6.9 million increase in revenues and $2.7 million decrease in depreciation and amortization, partially offset by an increase in share-based compensation expense of $1.3 million.

Asset Receivables Management (“ARM”) and Insurance

The ARM segment generated revenue of $9.8 million and expense of $7.8 million in the quarter ended September 30, 2012. Core earnings before income taxes in the third quarter was $4.2 million, compared to $2.7 million in the third quarter of 2011. The improvement over last year reflects an improved rate of collections on notional balances serviced, as well as an improvement in margins.

Walter Investment’s Insurance segment generated revenue of $17.4 million, offset by expenses of $9.4 million, for the third quarter. Segment core earnings before income taxes was $9.9 million for the quarter ended September 30, 2012, as compared to $9.1 million in the year earlier period.

Loans and Residuals

The Loans and Residuals segment, which includes the legacy Walter Investment owned portfolio, generated interest income of $38.0 million for the third quarter of 2012, approximately $3.3 million lower than interest income generated in the third quarter of 2011. This decrease reflected lower average balances outstanding as a result of runoff and a slightly lower average yield on loans due to an increase in 90+ day delinquencies. Total expense for the segment was $34.0 million, including $23.1 million of interest expense on securitized debt and a $4.6 million provision for loan losses. The Loans and Residuals segment generated income before income taxes of $4.5 million for the third quarter of 2012, compared to income before income taxes of $4.2 million for the third quarter of 2011.

Performance of the Walter Investment legacy portfolio included delinquencies of 6.50% at September 30, 2012, 70 bps higher as compared to June 30, 2012 and consistent with historical seasonal movement in these metrics. The delinquency rate was 120 basis points higher than the 5.30% ratio in the prior year period, reflecting higher expected rates of delinquencies on distressed loans acquired at significant discounts in 2010 and 2011. Levels of REO inventory declined as compared to the prior year period, evidencing the Company’s continued success in efforts to reduce levels of REO inventory.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s fourth quarter an full year results and other general business matters during a conference call and live webcast to be held on November 8, 2012 at 10:00 am Eastern Time. To listen to the event live or in an archive, which will be available for 30 days, visit the Company’s website at www.walterinvestment.com.

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and mortgage portfolio owner specializing in less-than-prime, non-conforming and other credit-challenged mortgage assets. Based in Tampa, Fla., the Company has over 2,600 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.

Pro Forma Adjusted EBITDA

Pro Forma Adjusted EBITDA is presented in accordance with its definition in the Company’s credit agreements and represents income before income taxes, depreciation and amortization, interest expense on corporate debt, transaction and integration related costs, the net effect of the non-residual VIEs and certain other non-cash income and expense items. Pro Forma Adjusted EBITDA also includes an adjustment to reflect synergies and, for periods prior to the acquisition, adjustments to reflect Green Tree as having been acquired at the beginning of the year.

Pipeline

The term “pipeline, ” when used in this release, refers to opportunities or potential opportunities in the market for products within our strategic profile that we have identified as targets to add to our servicing portfolio through either the acquisition of MSR or sub-servicing contracts. In each case we have contacted the seller or its representative to register our interest, or are currently engaged in discussions or negotiations directly with the seller or its representative. The status of “pipeline opportunities” varies from early stage contact through exclusive negotiations. There can be no guarantee that any of the opportunities in our pipeline will result in purchases or contracts added by the Company.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Walter Investment's plans, beliefs, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on Walter Investment's current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Walter Investment's results to differ materially from current expectations include, but are not limited to: Walter Investment's ability to implement its strategic initiatives, particularly as they relate to our ability to develop new business, including the implementation of delinquency flow programs and the receipt of new business, which are both subject to customer demand, approval and timing, and the availability of MSRs at acceptable prices, along with the availability of capital to purchase MSRs; the Company’s ability to earn anticipated levels of performance and incentive fees on serviced business; continued performance of the loans and residuals segment; economic, political and market conditions and fluctuations, government and industry regulation, including any new regulation, increased costs, and/or decrease in revenues that may result from increased scrutiny by government regulators and customers on lender-placed insurance; interest rate risk and U.S. competition; and other factors detailed in Walter Investment's 2011 Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Walter Investment that the projections will prove to be correct. This press release speaks only as of this date. Walter Investment disclaims any duty to update the information herein.

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended September 30, 2012

(in thousands)

	Servicing	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES
Servicing revenue and fees	$96,478	$9,755	$—	$—	$—	$(5,206)	$101,027
Interest income on loans	—	—	—	37,964	—	—	37,964
Insurance revenue	—	—	17,335	—	—	—	17,335
Other revenues	462	—	88	—	3,880	—	4,430

Total revenues	96,940	9,755	17,423	37,964	3,880	(5,206)	160,756
EXPENSES
Interest expense	1,085	—	—	23,081	19,820	—	43,986
Depreciation and amortization	20,360	2,004	1,369	—	37	—	23,770
Provision for loan losses	—	—	—	4,596	—	—	4,596
Other expenses, net	57,095	5,765	8,000	6,294	9,004	(5,206)	80,952

Total expenses	78,540	7,769	9,369	33,971	28,861	(5,206)	153,304
OTHER GAINS (LOSSES)
Net fair value gains (losses)	(251)	—	—	482	2,892	—	3,123
Other	—	—	—	—	—	—	—

Total other gains (losses)	(251)	—	—	482	2,892	—	3,123

Income (loss) before income taxes	18,149	1,986	8,054	4,475	(22,089)	—	10,575

Core Earnings
Step-up depreciation and amortization	15,700	2,004	1,369	—	37	—	19,110
Share-based compensation expense	2,164	196	436	—	71	—	2,867
Transaction and integration costs	404	—	—	—	2,596	—	3,000
Non-cash interest expense	247	—	38	(41)	—	—	244
Net impact of Non-Residual Trusts	—	—	—	—	(455)	—	(455)
Other	—	—	—	—	224	—	224

Total adjustments	18,515	2,200	1,843	(41)	2,473	—	24,990

Core earnings (loss) before income taxes	36,664	4,186	9,897	4,434	(19,616)	—	35,565

Pro Forma Adjusted EBITDA
Interest expense on debt	19	—	—	—	19,820	—	19,839
Non-cash interest income	(460)	—	(88)	(3,579)	—	—	(4,127)
Depreciation and amortization	4,660	—	—	—	—	—	4,660
Pro forma synergies	—	—	—	—	—	—	—
Provision for loan losses	—	—	—	4,596	—	—	4,596
Residual Trusts cash flows	—	—	—	480	—	—	480
Other	422	13	19	(1,371)	221	—	(696)

Total adjustments	4,641	13	(69)	126	20,041	—	24,752

Pro Forma Adjusted EBITDA	$41,305	$4,199	$9,828	$4,560	$425	$—	$60,317

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended September 30, 2011

(in thousands)

	Servicing	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES
Servicing revenue and fees	$88,552	$7,126	$—	$—	$—	$(7,666)	$88,012
Interest income on loans	—	—	—	41,239	—	—	41,239
Insurance revenue	—	—	18,571	—	—	(833)	17,738
Other revenues	1,521	—	751	—	2,663	—	4,935

Total revenues	90,073	7,126	19,322	41,239	2,663	(8,499)	151,924
EXPENSES
Interest expense	1,437	—	—	24,782	21,117	—	47,336
Depreciation and amortization	23,108	1,855	1,066	—	13	—	26,042
Provision for loan losses	—	—	—	1,865	—	—	1,865
Other expenses, net	53,604	4,498	10,836	10,093	7,709	(8,499)	78,241

Total expenses	78,149	6,353	11,902	36,740	28,839	(8,499)	153,484
OTHER GAINS (LOSSES)
Net fair value gains (losses)	(309)	—	—	(340)	(755)	—	(1,404)
Other	—	—	—	—	—	—	—

Total other gains (losses)	(309)	—	—	(340)	(755)	—	(1,404)

Income (loss) before income taxes	11,615	773	7,420	4,159	(26,931)	—	(2,964)

Core Earnings
Step-up depreciation and amortization	18,205	1,855	1,066	—	—	—	21,126
Share-based compensation expense	887	68	283	—	15	—	1,253
Transaction and integration costs	—	—	—	—	2,583	—	2,583
Non-cash interest expense	309	—	334	621	—	—	1,264
Net impact of Non-Residual Trusts	—	—	—	—	3,685	—	3,685
Other	—	—	—	—	18	—	18

Total adjustments	19,401	1,923	1,683	621	6,301	—	29,929

Core earnings (loss) before income taxes	31,016	2,696	9,103	4,780	(20,630)	—	26,965

Pro Forma Adjusted EBITDA
Interest expense on debt	97	—	—	—	21,118	—	21,215
Non-cash interest income	(1,362)	—	(753)	(3,502)	—	—	(5,617)
Depreciation and amortization	4,903	—	—	—	13	—	4,916
Pro forma synergies	2,185	—	149	—	1,330		3,664
Provision for loan losses	—	—	—	1,865	—	—	1,865
Residual Trusts cash flows	—	—	—	(806)	—	—	(806)
Pro forma monetized assets	—	—	—	—	—		—
Other	213	22	106	871	4	—	1,216

Total adjustments	6,036	22	(498)	(1,572)	22,465	—	26,453

Pro Forma Adjusted EBITDA	$37,052	$2,718	$8,605	$3,208	$1,835	$—	$53,418

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
REVENUES
Servicing revenue and fees	$101,027	$88,012	$305,556	$94,259
Interest income on loans	37,964	41,239	117,697	124,623
Insurance revenue	17,335	17,738	54,100	21,907
Other revenues	4,430	4,935	13,259	5,785

Total revenues	160,756	151,924	490,612	246,574

EXPENSES
Salaries and benefits	52,554	49,404	165,498	67,128
Interest expense	43,986	47,336	134,347	89,389
General and administrative	27,668	23,649	90,584	47,983
Depreciation and amortization	23,770	26,042	73,729	26,402
Provision for loan losses	4,596	1,865	8,122	3,365
Other expenses, net	730	5,188	7,396	14,137

Total expenses	153,304	153,484	479,676	248,404

OTHER GAINS (LOSSES)
Net fair value gains (losses)	3,123	(1,404)	8,674	(1,404)
Other	—	—	—	433

Total other gains (losses)	3,123	(1,404)	8,674	(971)

Income (loss) before income taxes	10,575	(2,964)	19,610	(2,801)
Income tax expense (benefit)	4,164	62,494	7,636	62,562

Net income (loss)	$6,411	$(65,458)	$11,974	$(65,363)

Comprehensive income (loss)	$6,451	$(65,847)	$12,066	$(66,030)

Net income (loss)	$6,411	$(65,458)	$11,974	$(65,363)

Basic earnings (loss) per common and common equivalent share	$0.22	$(2.30)	$0.40	$(2.40)
Diluted earnings (loss) per common and common equivalent share	0.21	(2.30)	0.40	(2.40)
Total dividends declared per common and common equivalent share	—	0.22	—	0.22

Weighted-average common and common equivalent shares outstanding — basic	28,990	28,491	28,902	27,251
Weighted-average common and common equivalent shares outstanding — diluted	29,397	28,491	29,158	27,251

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30,	December 31,
	2012	2011
ASSETS

Cash and cash equivalents	$38,536	$18,011
Restricted cash and cash equivalents	391,788	339,826
Residential loans (includes $664,746 and $672,714 at fair value)	2,204,065	2,278,402
Allowance for loan losses	(16,952)	(13,824)

Residential loans, net	2,187,113	2,264,578
Receivables, net (includes $60,402 and $81,782 at fair value)	208,284	228,128
Servicer and protective advances, net	129,631	140,497
Servicing rights, net	212,697	250,329
Goodwill	471,282	470,291
Intangible assets, net	119,334	137,482
Premises and equipment, net	118,810	130,410
Other assets	107,711	118,028

Total assets	$3,985,186	$4,097,580

LIABILITIES AND STOCKHOLDERS’ EQUITY

Payables and accrued liabilities (includes $18,583 and $21,515 at fair value)	$165,044	$217,251
Servicer payables	334,653	231,916
Servicing advance liabilities	99,038	107,039
Debt	680,757	742,626
Mortgage-backed debt (includes $779,894 and $811,245 at fair value)	2,119,486	2,224,754
Deferred tax liability, net	30,525	43,360

Total liabilities	3,429,503	3,566,946

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares Issued and outstanding - 0 shares at September 30, 2012 and December 31, 2011	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares Issued and outstanding - 28,855,253 and 27,875,158 shares at September 30, 2012 and December 31, 2011, respectively	289	279
Additional paid-in capital	191,571	178,598
Retained earnings	363,315	351,341
Accumulated other comprehensive income	508	416

Total stockholders’ equity	555,683	530,634

Total liabilities and stockholders’ equity	$3,985,186	$4,097,580

ASSETS OF THE CONSOLIDATED SECURITIZATION TRUSTS THAT CAN ONLY BE USED TO SETTLE THE OBLIGATIONS OF THE CONSOLIDATED SECURITIZATION TRUSTS:

	September 30,	December 31,
	2012	2011
Restricted cash and cash equivalents	$57,075	$59,685
Residential loans (includes $664,746 and $672,714 at fair value)	2,189,593	2,266,965
Allowance for loan losses	(16,732)	(13,604)

Residential loans, net	2,172,861	2,253,361
Receivables, net (includes $60,402 and $81,782 at fair value)	60,402	81,782
Other assets	60,810	63,498

Total assets	$2,351,148	$2,458,326

LIABILITIES OF THE CONSOLIDATED SECURITIZATION TRUSTS FOR WHICH CREDITORS OR BENEFICIAL INTEREST HOLDERS DO NOT HAVE RECOURSE TO THE COMPANY:

Payables and accrued liabilities	$9,455	$10,163
Mortgage-backed debt (includes $779,894 and $811,245 at fair value)	2,119,486	2,224,754

Total liabilities	$2,128,941	$2,234,917

Reconciliation of GAAP Income Before Income Taxes to Non-GAAP Core Earnings

and Pro Forma Adjusted EBITDA

For the Three Months Ended September 30, 2012

(in millions except per share amounts)

Core Earnings		Pro Forma Adjusted EBITDA
Income before income taxes	$10.6	Income before income taxes	$10.6
Add back:		Add back:
		Depreciation and amortization	23.8
Step-up depreciation and amortization	19.1	Interest expense on debt	19.8

Share-based compensation expense	2.9	EBITDA	54.2
Transaction & integration related costs	3.0	Add back:
Non-cash interest expense	0.2	Non-cash share-based compensation expense	2.9
Net impact of Non-Residual Trusts	(0.5)	Pro forma synergies	—
Other	0.3	Provision for loan losses	4.6

Pre-tax core earnings	35.6	Transaction and integration-related costs	3.0

		Non-cash interest expense	0.2
		Residual Trusts cash flows	0.5
		Sub-total	11.2
After tax core earnings (38% tax rate)	$22.1	Less:

Shares outstanding	29.4	Non-cash interest income	(4.1)

Core EPS	$0.75	Net Impact of Non-Residual Trusts	(0.5)

		Other	(0.5)

		Sub-total	(5.1)

		Pro Forma Adjusted EBITDA	$60.3

Reconciliation of GAAP Income Before Income Taxes to Non-GAAP Core Earnings

and Pro Forma Adjusted EBITDA

For the Three Months Ended September 30, 2011

(in millions except per share amounts)

Core Earnings		Pro-Forma Adjusted EBITDA
Income before income taxes	$(3.0)	Income before income taxes	$(3.0)
Add back:		Add back:
Step-up depreciation & amortization	21.1	Depreciation & amortization	26.0
Transaction & integration related costs	2.6	Interest expense on debt	21.2

Share-based compensation expense	1.3	EBITDA	$44.2
Net impact of Non-Residual Trusts	3.7	Add back:
Non-cash interest expense	1.3	Share-based compensation expense	1.3

Pre-tax core earnings	27.0	Pro-forma synergies	3.7

		Provision on loan losses	1.9
		Transaction & integration related costs	2.6
		Non-cash interest expense	1.3
After tax core earnings (38% tax rate)	$16.7	Net impact of Non-Residual Trusts	3.7

Shares outstanding (millions)	28.5	Other	0.3
Core EPS	$0.59	Less:

		Non-cash interest income	(5.6)

		Pro-Forma Adjusted EBITDA	$53.4

Use of Non-GAAP Measures

Generally Accepted Accounting Principles (“GAAP”) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures, which it believes are useful to help investors better understand its financial performance, competitive position and prospects for the future.

Core earnings (pre-tax and after-tax), core earnings per share and Pro Forma Adjusted EBITDA are financial measures that are not in accordance with GAAP. See the Non-GAAP Reconciliations above for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Core earnings (pre-tax and after-tax) and core earnings per share measure the Company’s financial performance excluding depreciation and amortization costs related to business combination transactions, transaction and merger integration-related costs, certain other non-cash adjustments, and the net impact of the consolidated Non-Residual Trust VIEs.

Pro Forma Adjusted EBITDA measures the Company’s financial performance excluding depreciation and amortization costs, corporate and MSR facility interest expense, transaction and merger integration-related costs, certain other non-cash adjustments, the net impact of the consolidated Non-Residual Trust VIEs and certain other items as defined by our first and second lien credit agreements, including, but not limited to pro forma synergies.

Core earnings (pre-tax and after-tax) and core earnings per share may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a means of evaluating our core operating performance.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

Use of Core Earnings and Pro Forma Adjusted EBITDA by Management

The Company manages the business based upon the achievement of core earnings, Pro Forma Adjusted EBITDA and similar targets and has designed certain management incentives based upon the achievement of Pro Forma Adjusted EBITDA in order to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods.

Limitations on the Use of Core Earnings and Pro Forma Adjusted EBITDA

Since core earnings (pre-tax and after-tax) and core earnings per share measure the Company’s financial performance excluding depreciation and amortization costs related to acquisitions, transaction and merger integration-related costs, certain other non-cash adjustments, and the net impact of the consolidated Non-Residual Trust VIEs, they may not reflect all amounts associated with our results as determined in accordance with GAAP.

Pro Forma Adjusted EBITDA measures the Company’s financial performance excluding depreciation and amortization costs, corporate and MSR facility interest expense, transaction and merger integration-related costs, certain other non-cash adjustments, the net impact of the consolidated Non-Residual Trust VIEs and certain other items as defined by our first and second lien credit agreements, including, but not limited to pro forma synergies, they may not reflect all amounts associated with our results as determined in accordance with GAAP

Core earnings (pre-tax and after-tax), core earnings per share and Pro Forma Adjusted EBITDA involve differences from segment profit (loss), income (loss) before income taxes, net income (loss), basic earnings (loss) per share and diluted earnings (loss) per share computed in accordance with GAAP. Core earnings (pre-tax and after-tax), core earnings per share and Pro Forma Adjusted EBITDA should be considered as supplementary to, and not as a substitute for, segment profit (loss), income (loss) before income taxes, net income (loss), basic earnings (loss) per share and diluted earnings (loss) per share computed in accordance with GAAP as a measure of the Company’s financial performance.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP earnings. Further, the non-GAAP measures presented by Walter Investment may be defined or calculated differently from similarly titled measures of other companies.